                                                                     EXHIBIT 12


                         CONAGRA, INC. AND SUBSIDIARIES

            Computation of Ratios of Earnings to Fixed Charges and of
        Earnings to Combined Fixed Charges and Preferred Stock Dividends
                              (Dollars in millions)


                                                                                 Fiscal Year Ended
                                                      ------------------------------------------------------------------------
                                                         1996            1997             1998      1999                  2000
                                                     ----------     ----------      ----------      ----------      ----------
Fixed Charges As Defined:
   Interest expense                                  $    365.5     $    353.1      $    368.9      $    368.3      $    351.3
   Capitalized interest                                     5.8           11.2            11.4             6.9             5.5
   Interest in cost of goods sold                          27.5           21.8            19.1            20.0            31.4
   Preferred distributions of subsidiary                   43.5           44.2            44.3            41.4            43.0
   One third of non-cancelable lease rent                  40.6           37.7            38.8            39.8            33.5
                                                     ----------     ----------      ----------      ----------      ----------

   Total fixed charges (A)                                482.9          468.0           482.5           476.4           464.7

   Add preferred stock dividends of the Company            14.6              -               -               -               -
                                                     ----------     ----------      ----------      ----------      ----------

   Total fixed charges and preferred stock
     dividends (B)                                   $    497.5     $    468.0      $    482.5      $    476.4      $    464.7
                                                     ==========     ==========      ==========      ==========      ==========

Earnings as Defined:
   Pretax income after elimination of
     undistributed earnings of equity method
     investees                                       $    437.8     $ 1,043.6       $ 1,020.8       $    668.9      $    654.1

   Add fixed charges                                      497.5         468.0           482.5            476.4           464.7
   Less capitalized interest                               (5.8)        (11.2)          (11.4)            (6.9)           (5.5)
                                                     ----------     ----------      ----------      ----------      ----------

   Earnings and fixed charges (C)                    $    929.5     $ 1,500.4       $ 1,491.9       $  1,138.4      $  1,113.3
                                                     ==========     ==========      =========       ==========      ==========

   Ratio of earnings to fixed charges (C/A)                 1.9*           3.2             3.1             2.4**           2.4***

   Ratio of earnings to combined fixed charges and
     preferred stock dividends (C/B)                        1.9*           3.2             3.1             2.4**           2.4***

* In 1996, pretax income includes restructuring charges of $507.8 million. Excluding the charges, the "ratio of earnings to fixed charges" and the "ratio of earnings to combined fixed charges and preferred stock dividends" were 3.0 and 2.9, respectively. See Note 2 on page 41 of the Company's 1996 Annual Report to Stockholders.

** In 1999, pretax income includes restructuring charges of $440.8 million. Excluding the charges, the "ratio of earnings to fixed charges" and the "ratio of earnings to combined fixed charges and preferred stock dividends" were 3.3. See Note 3 on pages 45 and 46 of the Company's 2000 Annual Report to Stockholders.

*** In 2000, pretax income includes restructuring and restructuring-related charges of $621.4 million. Excluding the charges, the "ratio of earnings to fixed charges" and the "ratio of earnings to combined fixed charges and preferred stock dividends" were 3.7. See Note 3 on pages 45 and 46 of the Company's 2000 Annual Report to Stockholders.


                                       48